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                                   EXHIBIT 12
                       FERRO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                               YEAR ENDED DECEMBER 31
                                                                                           --------------------------------
(DOLLARS IN THOUSANDS)                                                                      2002         2001         2000
                                                                                           ------       ------      -------
EARNINGS:
Pre-Tax Income................................................                             48,580       47,473      110,941
ADD:     Fixed Charges........................................                             46,203       38,820       18,099
ADD:     Minority Interest & Affiliate Earnings...............                               (849)         104          482
ADD:     Dividends from Equity Investees......................                                691          229            0
LESS:    Interest Capitalization..............................                               (273)        (706)        (541)
                                                                                           ------       ------      -------
            TOTAL EARNINGS....................................                             94,352       85,920      128,981
                                                                                           ======       ======      =======
FIXED CHARGES:
         Interest Expense.....................................                             41,847       33,420       14,859
         Interest Capitalization..............................                                273          706          541
         Amortization of Discounts and Capitalized Expenses ..
            on Debt...........................................                              2,290        2,488           52
         Interest Portion of Rental Expense...................                              1,793        2,206        2,647
                                                                                           ------       ------      -------
         Total Fixed Charges..................................                             46,203       38,820       18,099
                                                                                           ======       ======      =======
         TOTAL EARNINGS.......................................                             94,352       85,920      128,981
DIVIDED BY:
         TOTAL FIXED CHARGES..................................                             46,203       38,820       18,099
                                                                                           ------       ------      -------
         Ratio of Earnings to Fixed Charges...................                               2.04         2.21         7.13
         Preferred Stock Dividends............................                              2,447        3,078        3,460
Total Fixed Charges...........................................                             46,203       38,820       18,099
                                                                                           ------       ------      -------
         Combined Fixed Charges and Preferred
            Stock Dividends...................................                             48,650       41,898       21,559
         TOTAL EARNINGS.......................................                             94,352       85,920      128,981

DIVIDED BY:
         Combined Fixed Charges and Preferred Stock Dividends                              48,650       41,898       21,559
Ratio of Earnings to Combined Fixed Charges and Preferred
            Stock Dividends...................................                               1.94         2.05         5.98

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